Number:

Zhizhen Building Leasing Contract

Lessor: Beijing Hualun Dongfang Investment Management Co., Ltd. (hereinafter referred to as Party A)

Lessee: Beijing Anytrust Science & Technology Co. Ltd. (hereinafter referred to as Party B)

Beijing Anytrust Technology Co., Ltd (seal)

1101080519775

Zhizhen Building Leasing Contract

Lessor (hereinafter referred to as Party A): Beijing Hualun Dongfang Investment Management Co., Ltd.

Contact address: 12F, Block D, Zhizhen Building, Haidian District, Beijing

Contact number: 13301190988

Contact email: xyp64@126.com

Lessee (hereinafter referred to as Party B): Beijing Anytrust Science & Technology Co. Ltd.

Contact address: 08-14,15th Floor, East Building of World Financial Center, No.1 of East 3rd Ring Road, Chaoyang District, Beijing, China

Contact number: 13522269100 13366850880

Contact email: 515938313@qq.com

According to stipulations of the Contract Law of the People’s Republic of China and the relevant laws and regulations, Party A leases the house to Party B for use and both parties shall sign this Contract in order to specify responsibilities of both parties and on the basis of equality and voluntariness through both parties’ friendly consultations.

1. Basic conditions and usage of the house

1.1 Party A agrees to lease the house located in southeast side room of the 15th floor, Block D, Zhizhen Building, No.7 Zhichun Road, Haidian District, Beijing to Party B.

1.2 The rented area is 758 square meters, the rental area is 758 square meters, and the rented area shall serve for office use.

2. Decoration period (rent-free period)

2.1 The decoration period (the rent-free period) is one month, that is, from December 16, 2017 to January 15, 2018. If the actual house delivery date of Party A is later than the above start time, the decoration period will be postponed accordingly.

Party B shall comply with the relevant regulations of Zhizhen Building Property Management Co., Ltd.  (hereinafter referred to as the property company) and pay for the decoration and other related expenses on its own. During the decoration period, Party B shall pay no rent. After the expiry of the decoration period, the property fee shall be borne by Party B. The property fee shall be calculated at 1 RMB per square meter per day. During the decoration period, Party B shall bear the total property fee for RMB Twenty Two Thousand Seven Hundred and Forty Only (¥ 22,740.00). Party B shall pay for the fee to Party A on the day of contract signing.

2.2 The construction drawings and construction plans submitted by Party B must be approved by the property company in writing. If special approval of the project is required, Party B may carry out the construction after obtaining the approval from the relevant competent authority. All costs incurred hereof shall be borne by Party B, and Party A shall provide corresponding assistance.

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2.3 After Party B’s decoration is completed, if it needs to apply for independent declaration and acceptance according to the fire control regulations, Party B shall obtain the acceptance certificate of fire protection before it can be used, and Party A shall assist and cooperate with Party B in issuing the relevant materials required by Party B for handling the declaration and acceptance of fire protection.

2.4 During Party B’s decoration period, Party A should cooperate actively in specific matters in need of Party A’s cooperation.

3. Lease term

3.1 The lease term is 2.5 years, starting from January 16, 2018 to July 15, 2020.

3.2 When the lease expires, Party A has the right to reclaim the leased premises, and Party B shall return it as scheduled. If Party A ceases to lease the house, it shall notify Party B in writing 3 months in advance; If Party A needs to continue to lease the house, and Party B needs to renew the lease, Party B shall submit a renewal request in writing to Party A three (3) months before the expiry of the lease term. The renewal terms shall be otherwise negotiated by both parties. Party B enjoys the priority rental right under the same conditions. If Party B fails to notify Party A to renew the lease three months prior to the expiry date, Party B may be deemed as waiving the priority rental right.

3.3 If Party B fails to notify Party A to renew the lease 3 months prior to the expiry of the lease term, Party A has the right to make all preparations for re-leasing within 3 months before the lease expires, including the display of rental space to future leasees, and Party B should cooperate. Provided that Party A informs Party B in advance and does not affect the normal work of Party B.

4. Rental and rental payment methods

4.1 The rental of this house is calculated based on the building area unit price of 13 yuan per square meter per day (including invoice and property fee); The building has a construction area of 758 square meters, if calculated with a year of 365 days, the annual rent is RMB Three Million Five Hundred and Ninety Six Thousand Seven Hundred and Ten Only (¥3,596,710.00), and the rent for each quarter is RMB Eight Hundred and Ninety Nine Thousand One Hundred and Seventy Seven Point Five Only (¥899,177.50).

4.2 The rental should be paid on a 3 month basis, with a deposit of 3 month rental; the deposit and rental shall be paid at the contract-signing day, that is, Party B should pay three-month deposit and three-month rental to Party A with a total amount is RMB One Million Seven Hundred and Ninety-Eight Thousand Three Hundred and Fifty Five Only (¥1,798,355.00). Party A should provide deposit receipt and rental invoice. The later rental will be paid once every three months, and the amount of each payment will be RMB Eight Hundred and Ninety Nine Thousand One Hundred and Seventy Seven Point Five Only (¥899,177.50). Party B shall pay the rental for the next three months to Party A within 15 days before the previous rental is due. In case of holidays, the payment will be postponed. Party A shall, provide Party B with the rental invoice after receiving the rental from Party B.

4.3 The deposit is three-month rental (that is, the deposit referred to in article 4.2), of RMB Eight Hundred and Ninety Nine Thousand One Hundred and Seventy Seven Point Five Only (¥899,177.50). This deposit is a security deposit to guarantee Party B’s in time payment.

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4.4 If Party B violates the provisions of this Contract and fails to pay the agreed rental, and still failed to pay it after Party A’s written notice for prompt, Party A may deduct all or parts of the deposit. If the deposit is insufficient to make up for Party A’s losses, Party B shall pay the additional fee as agreed.

5. Other fees

5.1 Telephone bill: During the lease term, Party B shall install the telephone by himself. The installation fee and telephone communication expenses shall be paid in accordance with the charges of the telecommunications department.

5.2 Other expenses: During the lease term, the expenses incurred by this leased house shall be borne by Party B (including but not limited to: water fee, electricity fee, broadband fee, telephone fee, parking fee, etc.), and Party B shall pay the expenses on time in accordance with the payment bill provided in accordance with the property contract. The fine for delaying payment shall be borne by Party B himself. Party A and the designated property company of Party A shall ensure that the air-conditioning, water, electricity, fire-fighting facilities and other facilities of the leased house are all perfect and can meet the demand.

6. Rights and Obligations of Party A

6.1 In order to ensure the normal use of the rented area by Party B, Party A is responsible for coordinating with the property company and issuing the property right certification documents required by industrial and commercial registration procedures and other documents required by the Industrial and Commercial Bureau for the lessor. The relevant materials should be confirmed true and valid. Party B shall provide Party A with relocation procedures for the registered address of the company within two days from the date of signing this Contract, and Party A should guarantee to complete the relocation of Party B’s company within two months after the signing of the Contract. If Party B fails to complete the relocation within the specified time due to Party A’s reasons, Party B has the right to terminate the Contract. Party A shall return the deposit and the remaining rental paid by Party B to Party B within 3 days after Party B releases the Contract, and shall pay a liquidated damage equal to the deposit amount. However, if Party B fails to submit the information to Party A and to the industry and commerce department or the fails of relocation are caused by the business and industry departments due to reasons not specified, Party B shall bear the corresponding responsibility, and Party A shall not be deemed to be in breach of Contract.

6.2 Party A is responsible for coordinating with Party A’s designated property company to be responsible for the normal supply of water, electricity, heating, and air conditioning during the lease term (except for the reasons caused by force majeure), and is responsible for the daily repairs of the leased houses. For the loss of house and its accessory items, equipment and facilities caused by its natural property or reasonable use, Party B shall promptly notify the property company for maintenance and repair. If the property company fails to repair promptly, Party A must cooperate with Party B to contact the property company for early maintenance and repair, or Party B and Party A can jointly designate a third party for maintenance and repair, and the relevant costs shall be borne by Party A. If the loss or failure of house and its accessory items, equipment and facilities is caused by Party B’s improper safekeeping or unreasonable use, Party B shall be responsible for maintenance and repair or compensation.

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6.3 During the lease term, Party A and the property company have the right to enter the rented area of Party B to inspect and repair the public facilities, and Party B should be informed in advance (except for emergencies) when Party A exercises this right; Party B shall be responsible for the decoration, improvements of the house and repair of additional equipment of itself.

6.4 When Party A and the property company perform maintenance and repair on the housing facilities, Party B should cooperate with them, provided such maintenance and repair does not affect Party B’s normal operation.

6.5 At the date of expiration, Party A should cooperate with Party B to count the indoor equipment and facilities; if the equipment and facilities are in good condition, and Party B has already settled all expenses (including but not limited to: water fee, electricity fee, broadband fee, telephone fee, parking fee, etc.) incurred during the lease term of the leased house with no dispute regarding damage and maintenance, Party A shall return the deposit to Party B without interest within 15 working days after the expiration of the lease term and Party A has received the receipt of the change relocation procedure submitted by Party B as well as after the housing acceptance list has been signed,.

7. Rights and Obligations of Party B

7.1 Party B has the right to use this house after paying the deposit, rental and other expenses according to the terms of this Contract.

7.2 The decoration approval application, decoration costs and coordination work in the rented area shall be the responsibility of Party B, and Party A shall assist Party B.

7.3 The decoration for the rented area carried out by Party B shall comply with the requirements of the relevant laws, regulations and industry norms of the country, and it should provide interior decoration and construction drawings to Party A and the property company in advance. All expenses arising therefrom shall be borne by Party B.

7.4 During the process of decoration and use, if Party B makes any modifications, changes or adjustments to the main structures and original equipment of the leased area, he shall obtain prior written consent from Party A and Party A’s property company.

7.5 Party B shall submit the decoration plan to the property company before the start of the decoration project and report to the fire department for approval according to the regulations. Only after obtaining approval can Party B implement the decoration. If relevant regulations are violated, the losses therefrom shall be borne by Party B.

7.6 Party B shall pay the house rental and various expenses incurred by the house on time.

7.7 Party B should guarantee that its business operations in the rented area are legal with complete formalities; Do not store prohibited articles, flammable and explosive materials and dangerous goods; If Party B violates the term, the relevant responsibility arising therefrom shall be borne by Party B itself. Economic losses incurred to Party A therefrom shall be compensated fully by Party B.

7.8 The rented area of Party B can only be used as office, and it cannot be used for any other purposes. It should not be sub-leased to or borrowed by any third party.

7.9 During the lease term, Party B shall abide by the property management regulations formulated by the property management company.

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7.10 After the lease expires, if Party B has not violated the provisions of this Contract within the lease term, Party B shall enjoy the priority right of tenancy under the same conditions as other lessees.

7.11 During the lease term, Party B shall carry out waterproof and fire prevention measures. If flood, fire or other disaster is caused due to Party B’s negligence, Party B shall bear the relevant civil liability, criminal liability and related economic compensation liability, which shall be identified by a national authority specifically.

7.12 Party B shall settle all payables with Party A and the property company before the lease expires. Party B needs to remove all his movable items from the house at its own expense. All the fittings and fixtures and equipment in the leased housings shall be returned to Party A. All the fixtures and equipment provided by Party A within the leased premises shall be maintained in good condition. If Party B uses the house address as the registered address of Party B’s relevant licenses (including but not limited to business license, tax registration certificate, etc.), Party B should submit the written certification documents for registration address change and cancellation to Party A before the expiry of the lease term or within 30 days in case the lease term expires in advance. Party B shall be deemed as fulfill his house delivery obligations if Party A finished house acceptance work, received keys, and signed house acceptance list with Party B.

7.13 In the event of expiry or early termination of this Contract, if Party B fails to remove its items on time or fails to return the leased house to Party A, or still fails to move out within 3 working days after Party A’s written notice for prompt, it shall be deemed that Party B has relinquished ownership of the unmoved items and Party A has the right to remove or dispose of the relevant items, and relevant expenses incurred therefrom shall be borne by Party B.

7.14 Party B shall provide Party A with full compensation for any losses, fines, etc. incurred by Party B due to its conducts during the lease term.

8. The breach and termination of the contract

8.1 Any party who violates the obligations stipulated in this Contract shall correct or perform the obligation in a timely manner within 3 working days after receiving the written notice from the non-default party, except as otherwise provided in this Contract; If it fails to correct or perform the obligation within the time limit, and such breach causes serious economic losses to the non-default party, the non-default party reserves the right to claim or terminate the Contract. The conduct of claiming for damage to the default party does not indicate that the non-default party has waived the rights conferred by the law and the Contract.

8.2 If Party B commits any of the following acts, it is deemed that Party B is in breach of the Contract and Party A has the right to terminate this Contract:

8.2.1 Party B did not pay the rental as stipulated in the Contract and the total amount of the expenses is more than half a month’s rental;

8.2.2 Party B subleases or lends the house without the written consent of Party A;

8.2.3 Without the written consent of Party A, Party B arbitrarily dismantles, modifies, or changes the internal and external structures of the house, damages the original equipment and facilities in the house without timely repair, and fails to take remedial measures after the written notice for prompt, or changes the use nature of the house;

8.2.4 Party B uses the house to store dangerous goods or carry out illegal activities.

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8.3 From the date of signing this Contract, both parties shall not rescind the Contract unilaterally due to reasons other than force majeure. Any party who violates this Contract shall pay 3-month rental as the liquidated damages to the non-default party. If any of the deposits is insufficient to make up for the losses of the non-default party, the default party shall pay compensation in full.

8.4 If Party B fails to return the house as stipulated in Article 7.12, from the day after the Contract is rescinded or terminated until the date of the signing of the acceptance list by both parties, Party A has the right to charge Party B for housing occupation fee in accordance with daily rental with 100% increase. However, the payment of this fee does not constitute the continuation of the renewal or lease, and Party A still has the right to ask Party B to leave at any time or have the right to exercise the right to reclaim the house in accordance with the above provisions.

8.5 After the Contract is rescinded or terminated, Party B shall not require Party A to purchase or compensate for the residual value of the decoration and equipment for any reason.

8.6 This Contract will terminate automatically if the Contract expires or any agreed termination event occurs.

8.7 If Party A fails to deliver the house within the time limit, Party B can collect liquidated damages from Party A in accordance with 5‰ of the total rental paid by Party B for one day overdue and Party B has the right to terminate this Contract for Party A’s delay of more than 15 days. If Party B cancels this Contract, Party A shall return the deposit and rental paid by Party B within 3 days, and pay liquidated damages with the same amount as the deposit.

8.8 If Party B fails to pay the rental, Party A can collect liquidated damages from Party B in accordance with 5‰ of the total rental paid by Party B for one day overdue. Party A has the right to cancel this Contract for Party A’s delay of more than 15 days, as well as the right to withhold the deposit paid by Party B as liquidated damages.

9. Disclaimer

9.1 Force majeure events refer to unforeseen, unavoidable and insurmountable objective situations such as: natural disasters, government actions, or social anomalies; If a party is unable to perform its obligations under this Contract due to a force majeure event, the party shall notify the other party within 15 days after the occurrence of the event; In the event of a force majeure, one party shall not be liable for failure to perform or loss, and such failure or delay in performance shall not be regarded as breach of Contract. The party claiming to have lost its ability to perform due to a force majeure event should take appropriate measures to minimize or eliminate the effects of a force majeure event and try to resume fulfilling its obligations under the influence of a force majeure event within the shortest possible time.

9.2 If the Contract is terminated due to above reasons, the rental will be calculated according to the actual time of use. If the total number of usage days is less than a month, it should be calculated as a month, and refund for any overpayment or a supplement for any deficiency.

10. Dispute resolution

10.1 If there is a dispute arising from the performance of this Contract, Party A and Party B shall negotiate and settle the matter; if the negotiation fails, it shall file a lawsuit in the People’s Court where the leased house is located according to law.

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10.2 During the dispute resolution period, the Contract shall continue to be performed.

11. Supplementary terms

11.1 Any matter not mentioned in this Contract could be included in supplementary terms agreed upon and executed by Party A and Party B through consultation; supplementary terms and annexes are part of this Contract and have the same legal effect as this Contract.

11.2 The conclusion, validity, interpretation, execution, revision and termination of this Contract are protected by the officially promulgated Chinese laws and regulations.

11.3 The annexes are an integral part of this Contract. The list of annexes is as follows:

11.3.1 Business licenses legal person ID card copies of Party A and Party B;

11.3.2 List of equipment in the rented house;

11.4 This Contract is made in duplicate, with each party holding one copy with equal legal effect. This Contract takes effect on the date when Party A receives the deposit or rental paid by Party B.

11.5 For the notices and correspondences that both parties need to send to each other in accordance with this Contract, it should use the mailing address, email and fax listed at the first page of this Contract. The notices and correspondences shall be deemed to have been delivered to the party at the time of delivery to the mailing address, email, or fax specified at the first page of this Contract. If one party changes the above correspondence information, it shall submit a written change instruction affixed with its official seal to the other party. Otherwise, the change will be invalid.

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(The following free text)

Lessor (Party A):		Lessee (Party B):
Beijing Hualun Dongfang Investment Management Co., Ltd. (seal)		Beijing Anytrust Science & Technology Co. Ltd. (seal)
Signatory representative:		Signatory representative:
Contract date:	December 4, 2017	Contract date:	December 4, 2017

Beijing Hualun Dongfang Investment Management Co., Ltd. (seal)	Beijing Anytrust Science & Technology Co. Ltd. (seal)

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